FRANKLIN LAKE RESOURCES INC.

172 Starlite Street, South San Francisco, CA  94080

TEL   650-588-0425      FAX   650-588-5869      E-MAIL   info@franklinlake.com

WEBSITE   frankilinlake.com

NEWS RELEASE   -   No. 2005-03   -   June 24, 2005

FRANKLIN LAKE RESOURCES ANNOUNCES CONCENTRATION

OF PLAYA MATERIAL YIELDS 1.2 OZ OF GOLD PER TON

SOUTH SAN FRANCISCO, CA  --  June 15, 2005.   Franklin Lake Resources Inc. (OTCBB: FKLR), an exploration stage mining company, announces that it has received further results of testing of the material from the Franklin Lake playa. Father Gregory Ofiesh, president and CEO of Franklin Lake, said that the Phase 1 testing was done by Arrakis, Inc., an independent laboratory and consulting firm in Englewood, CO.

Roger Graham, the company's vice president - operations, was present during the testing and separately and independently duplicated the Arrakis methodology.  He said that there are two important and positive points:  First, a concentration process of the head ore has now been developed; this reduces substantially the amount of material that must be processed in order to extract the precious metal. The Phase 1 test work indicated gravity concentration and magnetic separation will provide an upgraded concentrate and that froth flotation may provide a further in results.  Second, the concentration process should allow material from the Franklin Lake claims in California to be concentrated on site and 90% of the material to be left on site for backfill because no hazardous material would be used to concentrate the ore.

Father Ofiesh said this is significant because it will reduce by as much as 90% the material that will have to be further processed with more rigorous chemical dissolution for extraction of precious metals, and thereby increase the yield of precious metal from each ton of processed material.  It will also reduce substantially the environmental issues the company must face in dealing with governmental agencies.

The Arrakis concentration results earlier confirmed the precious metal grade of the head ore: about 0.25 ounces of gold per ton, with platinum grade as high as 0.57 ounces per ton. Concentration of the playa was done at a 10 to 1 ratio using gravity concentration, froth flotation, and magnetic separation yielding results of greater than 1.2 ounces of gold and 1.0 ounce of platinum per ton of concentrate.  Further optimization of the concentration procedures may increase the grade in the concentrate to about 2 ounces per ton of concentrate.

Given the positive results of the Phase 1 concentration analysis, both Franklin Lake and MR3 Systems, Inc. (OTCBB:MRMR) are confident that their extraction partnership will yield profitability.  Dr. William Tao, CEO of MR3, has committed to move ahead with the optimization of engineering design for the leaching and extraction portions of the metals recovery flowsheet.  The MR3 Franklin Lake partnership has instructed Arrakis to proceed with Phase 2 in order to simulate the pilot plant at bench scale.  This will enable us to complete the pilot plant design and equipment requirements for plant production.  This Phase 2 study is scheduled to be completed before August 8, 2005.

Annual Meeting

The Annual Meeting of Stockholders of Franklin Lake will be held on August 8, 2005, at 11:00am local time, in Las Vegas, at the MGM Grand Hotel.

E-mail address for Information

All stockholders and other interested parties are encouraged to submit their e-nail addresses to info@franklinlake.com, in order to receive copies of press releases and other documents immediately after they are submitted to the SEC for filing.

NOTE:  This news release may contain forward looking statements. Forward looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from its forecasted result.

CONTACT:  Father Gregory Ofiesh, President and CEO  --  (650) 588-0425

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PR 2005-03 june 24